WHAT LNV MANAGEMENT DOESN'T WANT YOU TO KNOW

June 12, 2001

Dear Fellow Shareholder:

David K. Downes, the President of Lincoln National Convertible Securities Fund ("LNV") has a secret. He has told you again and again that you should vote against open-ending. What he has not told you is that unlike you and I, he is not even a shareholder of LNV. Mr. Downes is a high level employee of Delaware Management Company, LNV's investment adviser. His job is to make sure that his employer makes as much money as possible. Even though open-ending would mean a higher stock price for all shareholders, it would negatively impact his employer's income. So, Mr. Downes faces an obvious conflict of interest. Unfortunately, he has chosen to side with his employer and against shareholders on this issue. That is why shareholders must now look out for themselves.

Currently, more than $12 million of shareholder money is "trapped" in the discount. As long as LNV stays closed, those assets are "captive" and Delaware Management earns fees on them regardless of performance. Last year, for example, Delaware collected more than $1 million in fees even though we shareholders lost more than $22 million! Understandably, Delaware likes that arrangement and wants to keep the status quo. If LNV open-ended, some shareholders might redeem and Delaware's fees would decline proportionately. Protecting his employer's fees is perhaps the most important reason Mr. Downes opposes open-ending. But, he will not admit that because the truth would not convince you to vote to keep LNV closed.

Consider this. On June 7, 2001, LNV's stock price was $16.16 while the net asset value ("NAV") was $18.34. If LNV were an open-end fund your shares would have been worth about $2.18 per share (or 13.5%) more than they actually were. Open-ending will permanently eliminate the discount so that you will be able to redeem your shares at NAV at any time. On the other hand, if LNV remains a closed-end fund and management feels that the pressure to address the discount is gone, there is nothing to prevent it from expanding to 20% or more as happened last year. In its September 4, 2000 issue, Forbes called open-ending "the best thing that can happen" to a discounted closed-end fund. In a recent report on LNV, an A.G. Edwards analyst said this: "If open-ending does occur, investors will benefit from the narrowing of the discount to NAV." The bottom line is that open-ending means a higher stock price for every shareholder.

Mr. Downes cannot refute the simple fact that open-ending provides a benefit of $2.18 per share to every shareholder of LNV. So, he has to use a different strategy to convince you to vote against open-ending. To accomplish that, he borrows a trick from Tom Sawyer. Do you remember how Tom got his friends to whitewash Aunt Polly's fence? He tricked them into believing that it was fun, not a chore. Mr. Downes is trying a similar strategy to confuse shareholders.

Think about it this way. If somebody offered to buy your shares at NAV today, would you like that? Of course you would! Well, if LNV open-ends, you can sell your shares at NAV at any time. Since Mr. Downes can't deny that open-ending will increase the value of your shares he needs to convince you that you are better off with a stock worth $16.16 than one worth $18.34. Therefore, he conjures up all sorts of negative things that he says might happen to the fund if LNV open-ends regardless of how unlikely they are. The truth is that many closed-end funds have become open-ended in recent years and in almost every instance shareholders have made a lot of money from the conversion. Ask yourself this: if open-ending is as bad as Mr. Downes claims, why are there far more open-end funds than closed-end funds? And, why does Delaware Management itself manage a number of open-end funds?

To sum up, open-ending would provide a clear financial benefit to all LNV shareholders but may be bad for the advisor who will no longer be able to count on collecting steady fees for managing captive assets. Delaware Management has tacitly acknowledged that by helping to finance management's anti-open-ending campaign. Why else would Delaware do that than to keep from
having to compete for assets in the open-end marketplace?   I can
understand why Mr. Downes' might be concerned about having to explain to his superiors at Delaware Management how he "lost" LNV. However, unless you own stock in the investment advisor, why should you care about that? That's Mr. Downes' problem. Let's not be as gullible as Tom Sawyer`s friends. Let Mr. Downes' whitewash his employer's fence himself. Let's vote for a higher stock price now. Let's vote for open-ending.

Time is very short. Please submit your GREEN proxy card immediately. Also, because the meeting is so close (June 22nd), I urge you to fax it to (631) 254-7622 as well as mailing it. (No cover page is necessary.) Remember, only the last valid proxy card you submit is counted and it supersedes any previous ones. Therefore, once you have submitted a GREEN proxy card, do not sign and submit a later dated WHITE proxy card, as that will invalidate your vote. If you have any questions, please call me at (914) 747-5262 or e-mail me at OPLP@att.net.

Remember, your vote right now can increase the value of your investment. Tomorrow may be too late.

Very truly yours,


			Phillip Goldstein